UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2017

Dextera Surgical Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51772 (Commission File Number)	94-3287832 (IRS Employer Identification No.)

900 Saginaw Drive, Redwood City, CA (Address of Principal Executive Offices)	94063 (Zip Code)

Registrant’s telephone number, including area code: (650) 364-9975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 21, 2017, Dextera Surgical Inc. (“Dextera”) and Century Medical, Inc. (“Century”) entered into an amendment (the “Amendment”) to the Secured Note Purchase Agreement (“Note Purchase Agreement”), dated as of September 2, 2011, between Dextera and Century. Pursuant to the Note Purchase Agreement, Century had loaned Dextera $4.0 million, and pursuant to an amendment thereto in July 2014, the parties extended the maturity date of the loan to September 30, 2018.

In August 2016, Century asserted that Dextera had an obligation to repay the loan within ten days of receiving net proceeds from a financing in April 2014, notwithstanding that Dextera entered into the amendment to the agreement with Century in July 2014 to extend the due date to September 30, 2018. Century further asserted that Dextera owed Century penalty interest at the incremental rate of 7% per annum.

The parties settled the dispute by entering into the Amendment, pursuant to which: (1) Dextera agreed to make a principal payment on the loan in the amount of $125,000 on each of September 30, 2017, December 31, 2017, March 31, 2018, and June 30, 2018; (2) the parties waived any and all claims based on, or relating to, Century’s allegation that the earlier payment was due, and (3) the parties agreed that no penalty interest was due.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

         The information set forth in Item 1.01 above is incorporated by reference here.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dextera Surgical Inc.

Date: September 21, 2017	/s/ Robert Y. Newell
Robert Y. Newell Chief Financial Officer